CONTACT:	John Zettler
715 836-9994 x109
DATE:	Friday, October 29, 2004
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
YEAR END EARNINGS

EAU CLAIRE, Wisc.--Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $836,545 for the year ending September 30, 2004 compared to $597,497 for the prior year.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.15 were reported for the six months ending September 30, 2004. Earnings per share data for March 29, 2004 (the date of reorganization) to March 31, 2004 is not meaningful due to the shortness of the period, and accordingly, has not been presented. Earnings per share data is not applicable to the prior year, as Citizens Community Federal was a mutual savings bank with no stock outstanding.

Net interest income for the year ended September 30, 2004 totaled $6.7 million compared to $5.7 million for the prior year. The increase in net interest income was primarily a result of an increase in loans receivable for the fiscal year 2004 over the fiscal year 2003. The interest spread and net interest margin were maintained throughout fiscal year 2004, as the yield on assets and rates paid on liabilities decreased consistently.

Non-interest income increased from $1.3 million in 2003 to $1.4 million in 2004, as a result of continued strong loan fee income and insurance commission income.

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Citizens Community Bancorp...

Non-interest expense increased to $6.3 million for fiscal 2004, compared to $5.6 million for fiscal 2003. The increase was primarily due to normal salary increases and additional staffing at the Mankato branch office acquired in November 2003.

Total assets increased by $31.6 million, or 24.2%, to $162.0 million at September 30, 2004, from $130.4 million as of September 30, 2003. The increase in assets was primarily attributable to an increase in loans receivable of $29.3 million. The increase in assets included the purchase of the branch in Mankato, Minn. on November 1, 2003, which included $700,618 in loans and $24,246 in equipment. Loans receivable totaled $4.6 million at the Mankato branch at September 30, 2004.

Stockholder's equity increased $8.6 million to $19.6 million at September 30, 2004, from $11.0 million at September 30, 2003. The increase for the period was a result of $7.9 million of net capital raised in the stock offering which was part of the reorganization to the mutual holding company on March 29, 2004 and net earnings of $836,545 for the year.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating ten full-service banking offices in Wisconsin and Minnesota.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp...

CITIZENS COMMUNITY BANCORP

SELECTED FINANCIAL INFORMATION

	September 30, 2004	September 30, 2003
	(Unaudited)	(Audited)
Selected Financial Condition Data
Total Assets	$161,979,796	$130,399,883
Cash and Cash equivalents	$4,768,007	$3,074,024
Loans receivable, net	$152,376,330	$123,107,367
Allowance for Loan Losses	($554,210)	($466,527)
Deposits	$127,976,262	$114,962,864
Federal Home Loan Bank Advances	$13,500,000	$3,700,000
Total Equity	$19,605,922	$10,990,936

	Twelve Months Ending September 30,
	2004	2003
	(Unaudited)	(Audited)
Selected Operations Data
Total Interest and Dividend Income	$9,619,488	$8,880,308
Interest expense	$2,889,307	$3,177,793

Net Interest Income	$6,730,181	$5,702,515
Provision for loan losses	$395,997	$405,530

Net Interest Income After Provision For Loan Loss	$6,334,184	$5,296,985
Total Noninterest Income	$1,368,657	$1,332,278
Total Noninterest Expense	$6,322,968	$5,641,665

Income before provision for income tax	$1,379,873	$987,598
Provision for income taxes	$543,328	$390,101

Net Income	$836,545	$597,497

Earnings per share	NA	NA